EXHIBIT 10.1

Appendix C

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) is effective as of March 31, 2005 (“Employment Date”), by and between Shopping.com (California), Inc., a Delaware corporation (the “Company”), and Lorrie M. Norrington (the “Executive”).

WHEREAS, the parties wish to establish an employment relationship between the Executive and the Company;

NOW, THEREFORE, the Company and the Executive hereby agree as follows:

1. Employment and Acceptance. The Company hereby employs the Executive, and the Executive agrees to serve and accept employment as described herein. Effective as of June 1, 2005, the Executive will serve as Chief Executive Officer of the Company and of the Company’s parent, Shopping.com, Ltd. (the “Parent”), reporting directly to the Board of Directors of the Parent (the “Board”). As Chief Executive Officer, the Executive shall oversee and direct the operations of the Company and the Parent including direct or indirect supervision of management personnel of the Company, and perform such other duties consistent with the responsibilities of Chief Executive Officer, all subject to the direction of the Board. In addition, during the Executive’s employment with the Company, the Executive shall devote all of her working time to such employment and appointment, shall devote her best efforts to advance the interests of the Company and shall not engage in any other business activities, as an employee, director, consultant or in any other capacity, whether or not she receives any compensation therefor, without the prior written consent of the Board; provided, however, that Executive may (a) manage personal and family investments and (b) participate in charitable and/or civic activities. For the period from the Employment Date through May 31, 2005, the Executive will serve as an executive officer reporting directly to the Board.

2. At Will Employment. The Executive’s employment with the Company shall be “at will” as defined by California law. This means that either the Executive or the Company may terminate the employment relationship at any time for any or no reason, with or without cause. By signing this Agreement, Executive agrees that this offer of employment is not intended to be and should not be construed to be a contract of employment for any specified duration.

3. Compensation. Subject to approval by the shareholders of the Parent, and in consideration of the performance by the Executive of her duties hereunder, during the Executive’s employment with the Company, the Company shall pay or provide to the Executive the following compensation which the Executive agrees to accept in full satisfaction for her services, and which shall be subject to all applicable withholdings:

(a) Base Salary. For the period from the Employment Date through May 31, 2005, the Executive shall receive a base salary equal to $4,166.66 per month which equals Fifty Thousand Dollars ($50,000) per annum, which base salary shall be paid in arrears per the Company’s standard payroll procedures. Effective as of June 1, 2005, the Executive shall receive a base salary equal to $29,166.66 per month which equals Three Hundred Fifty Thousand Dollars ($350,000) per annum, which base salary shall be paid in arrears per the Company’s standard payroll procedures. The base salary shall be reviewed on an annual basis by the Company and shall be subject to increase from time to time by the Company, in its sole discretion.

(b) Bonus. The Executive will be eligible to receive an annual bonus for each fiscal year, payable annually in arrears, which amount shall be determined in good faith by the Compensation Committee of the Board and subject to approval by the Audit Committee, the Board of Directors and the shareholders of the Parent, based upon the achievement of milestones established by the Compensation Committee. The target bonus for each year shall not be less than Two Hundred Fifty Thousand ($250,000), and shall be prorated for Executive’s length of service for any partial years of employment, to the extent that Executive would otherwise be eligible. In 2005, Executive shall receive a bonus of not less than fifty percent (50%) of Executive’s base salary prorated from June 1, 2005.

(c) Insurance Coverage and Other Benefits. The Executive shall be entitled to participate in such insurance, pension and all other benefit plans as are generally made available by the Company to its executive officers from time to time, which shall include medical, dental and disability insurance and a 401(k) plan. Such participation shall be subject to terms of the applicable plan documents. In addition, the Company shall pay directly or reimburse the Executive on request for attorneys’ fees up to $5,000 for the review of this Agreement.

(d) Stock Options and Other Equity Awards. Pursuant to the Parent’s 2004 Equity Incentive Plan (the “Plan”), and subject to approval by the Board of Directors and shareholders of the Parent, the Parent shall grant to the Executive an option to purchase 600,000 shares of the Parent’s Ordinary Shares (the “Option”), at a per share exercise price equal to the closing price of Shopping.com Ltd. stock as quoted on the NASDAQ exchange on the day of the Board’s approval of the grant. The Option shall vest as follows: the Option shall vest in equal monthly installments over forty-eight (48) months, subject to Executive’s continued employment with the Company. Further, (i) upon the occurrence of a Corporate Transaction (as defined in Section 19 of the Plan), fifty percent (50%) of the unvested portion of the Option shall thereupon be deemed vested and immediately exercisable; and (ii) if, within the period commencing three (3) months before a Corporate Transaction (as defined in Section 19 of the Plan and further defined below) and ending twelve (12) months after such Corporate Transaction, Executive’s employment with the Company is terminated without Cause, as defined below (and not as a result of her death or disability, as defined below), or Executive resigns with Good Reason, as defined in Section 4(c) below, and subject to Executive’s execution of a release of claims as described in Section 5(d), one hundred percent (100%) of the unvested portion of the Option shall be deemed immediately vested and exercisable. Whether or not in connection with a Corporate Transaction, if Executive’s employment is terminated without Cause or she voluntarily resigns for Good Reason, she shall be afforded a period of one (1) year to exercise all of her then vested options or, if earlier, the expiration date of such options. If Executive’s employment is terminated pursuant to Section 4(b) below, she (or her estate) shall be afforded a period of two (2) years to exercise all of her then vested options or, if earlier, the expiration date of such options. In addition to the Option, the Executive shall be eligible to receive annual grants of options and/or other equity awards on the same basis as other senior level executives of the Company. Any stock option grants or other equity awards (except the Restricted Shares as defined below) received by Executive while she is employed by the Company as Chief Executive Officer will include the potential accelerated vesting provisions described in this Section 3(d).

Pursuant to the Plan, and subject to approval by the Board of Directors and shareholders of the Parent, the Parent shall grant to the Executive 25,000 restricted shares of the Parent’s Ordinary Shares (the “Restricted Shares”) at a per share price equal to the par value of the Shares. The Restricted Shares shall vest as follows: One hundred percent (100%) of the Restricted Shares shall vest upon the determination by the Board that the Company achieved at least one hundred percent (100%) of the revenue and EBITDA (or net income) targets established by the Board for each of the fiscal years 2005, 2006 and 2007; provided however, that all of the Restricted Shares shall be fully vested on May 31, 2009 subject to Executive’s continued employment with the Company.

(e) Paid Time Off. During the Executive’s employment with the Company, the Executive shall accrue, on a semi-monthly basis, paid time off (which includes vacation, sick time, and all personal time off) at the annualized rate of three (3) weeks vacation each year, to be taken at such times and intervals as shall be determined by Executive subject to the reasonable business needs of the Company.

4. Termination.

(a) Termination by the Company for Cause. The following events shall be deemed termination for Cause: (i) willful and substantial failure or neglect by the Executive to follow the lawful directions of the

Board which, if curable, is not cured within fifteen (15) days after written notice to the Executive specifying the failure or neglect, (ii) intentional disloyalty, gross negligence, willful misconduct, dishonesty or breach of fiduciary duty to the Company; (iii) the commission of an act of embezzlement or fraud or any other unauthorized use of corporate funds which in any such case was committed with the intent to result in her substantial personal enrichment; (iv) the deliberate disregard of the written rules or policies of the Company which results in direct or indirect loss, damage or injury to the Company which is material to the Company; or (v) the unauthorized disclosure of any trade secret or confidential information of the Company that results in material harm to the Company.

(b) Termination by Company for Death or Disability. The Company shall have the right at any time to terminate the Executive’s employment hereunder if the Executive has been substantially unable to perform the essential functions of her position with or without reasonable accommodation by reason of any mental, physical or other disability for a period of at least six (6) consecutive months or until such earlier time as the Executive becomes eligible to receive payments under the Company’s long-term disability policy. The Executive’s employment hereunder shall also terminate automatically upon the death of the Executive. The termination pursuant to this provision shall be deemed termination for Cause.

(c) Resignation by Executive for Good Reason. For purposes of this Agreement, “Good Reason” means any of the following conditions, which condition(s), if curable, remain(s) in effect fifteen (15) days after written notice to the Board of Directors from Executive of such condition(s): (i) a decrease in Executive’s base salary (other than a reduction of up to 20% that is applied to substantially all other senior executives of the Company); (ii) an adverse change in Executive’s authority, status, general responsibilities or duties that is not de minimus; (iii) the relocation of Executive’s work place to a location greater than fifty (50) miles from Executive’s then-existing primary place of business; (iv) the failure to nominate Executive for reelection and use commercially reasonable best efforts to secure her reelection as a member of the Board of Directors; or (v) a breach by the Company of a material provision of this Agreement.

5. Severance.

Provided in any event that Executive complies with Section 6 below:

(a) If the Executive’s employment is terminated without Cause or she voluntarily resigns for Good Reason (each as defined above), the Company will provide Executive with a severance package consisting of: (i) one hundred percent (100%) of her then current annual base salary paid in equal monthly installments over twelve (12) months following the date of termination; (ii) fifty percent (50%) of the unvested portion of the Option shares (as defined above) and any other equity awards (except the Restricted Shares which will vest on a pro rata basis to the extent the annual targets have been met as of the date of termination) held by Executive on the date of termination shall vest and become immediately exercisable; (iii) a pro rata portion (based on days worked during the year in which Executive’s employment is terminated and percentage of achievement of annual performance goals) of the annual bonus for which Executive is eligible, if any, pursuant to Section 3(b); (iv) any earned and accrued annual bonus for which Executive is eligible pursuant to Section 3(b) for the year before the year in which Executive’s employment is terminated; and (v) an amount equal to twelve (12) months of premiums for coverage pursuant to COBRA, less normal withholding, paid monthly over twelve (12) months for the continuation of her health benefits for such period.

(b) If the Executive’s employment is terminated with Cause, the Executive’s salary and other benefits specified in Section 3 shall cease on the date her employment terminates (the “Date of Termination”), and the Executive will not be entitled to any compensation specified in Section 3 which was not required to be paid prior to the Date of Termination.

(c) If the Executive’s employment is terminated by the death or disability of the Executive (pursuant to Section 4(b)), the Executive’s compensation provided in Section 3 shall be paid to the Executive or, in the event of the death of the Executive, the Executive’s estate, as follows: (i) the Executive’s then current base salary shall continue to be paid as if the Executive’s employment were terminated with Cause on the last day of the month during which such termination occurred; (ii) any earned and accrued annual bonus for which Executive is eligible pursuant to Section 3(b) for the year before the year in which Executive’s employment is terminated; and (iii) a pro rata portion (based on days worked during the year in which Executive’s employment is terminated and percentage of achievement of annual performance goals) of the annual bonus for which Executive is eligible, if any, pursuant to Section 3(b).

(d) The receipt of any severance pursuant to this Section 5 will be subject to Executive signing and not revoking a separation agreement and release of claims in substantially the form attached as Exhibit A, but with any appropriate modifications, reflecting changes in applicable law, as is necessary or appropriate to provide the Company with the protection it would have if the release were executed as of the effective date of such release. No severance will be paid or provided until the separation agreement and release agreement becomes effective.

(e) In addition to any other available remedies for such breach, a material breach of this Agreement or the Employee Non-Disclosure, Non-Competition & Non-Solicitation Agreement by Executive which, if curable, is not cured within fifteen (15) days after written notice to the Executive specifying the breach shall relieve the Company of its obligations pursuant to this Section 5.

(f) In the event of termination of the Executive’s employment for any reason, the Executive shall be under no obligation to seek other employment, and there shall be no offset against amounts due to her from the Company on account of any remuneration or benefits provided by any subsequent employment she may obtain. The parties agree that any amount paid Executive as severance pursuant to this Agreement is in lieu of and a substitute for any amount(s) to which Executive would be entitled pursuant to any severance plan or program adopted by the Company from time to time.

6. Agreement Not to Compete.

(a) Executive agrees that for a period of one (1) year after the termination of her employment with the Company for any reason or at any time (the “Termination Date”), Executive shall not, directly or indirectly, engage in or advise others, whether as an owner, employee or consultant, or in any other capacity, in establishing, operating, developing, or in soliciting or providing investment capital for, any company whose primary business is comparison shopping.

(b) Nothing herein shall prohibit Executive from owning (i) securities in any publicly held corporation that is covered by the restrictions set forth in this Section, not exceeding 3% of the outstanding beneficial ownership of such entity, or (ii) an interest in any venture capital fund, but only to the extent that Executive does not own, of record or beneficially, more than 10% of such fund.

(c) The Executive agrees that for a period of twelve (12) months after the Termination Date, Executive shall not, directly or indirectly, solicit any individual who is then presently employed by the Company or its Parent or any of its subsidiaries for employment with any other employer.

(d) Executive acknowledges and agrees that the foregoing provisions are reasonable and necessary to protect the confidential information, business relationships, and goodwill of the Company. The business of the Company is worldwide, and engaging or threatening to engage in activities anywhere in the world in violation of this Section would cause the Company irreparable harm, which harm will not be adequately and fully redressed by the payment of damages to the Company. The post-employment restraints contained herein do not restrain Executive from engaging in an entire business or profession but only from engaging in a narrow and specific subset of activities. Executive further acknowledges and agrees that this Section consists of a series of separate covenants that are reasonable in light of the circumstances as they exist on the date on which this Agreement has been executed, and that should a determination nonetheless be made by a tribunal having jurisdiction over the matter at a later date that any covenant contained in this Agreement is unreasonable in light of the circumstances that then exist, then it is the intention of the parties that the tribunal shall construe or if necessary modify the Agreement so as to impose those restrictions that are reasonable in light of the circumstances as they then exist and assure the Company of the intended benefit of this Agreement.

7. Executive agrees that as a further condition of employment she will execute the Company’s standard Employee Non-Disclosure, Non-Competition & Non-Solicitation Agreement (attached hereto as Exhibit B).

8. Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) upon confirmation of receipt when such notice or other communication is sent by facsimile or telex, or (c) one day after delivery to an overnight delivery courier. The addresses for such notices shall be as follows:

(a) For notices and communications to the Company:

Shopping.com (California), Inc.

8000 Marina Boulevard

Fifth Floor

Brisbane, CA 94005

Facsimile: 650-616-6612

Attention: General Counsel

(b) For notices and communications to the Executive:

Lorrie M. Norrington

[address]

With a copy to:

Paul M. Ritter, Esq.

Kronishlieb, Weiner and Hellman LLP

1114 Avenue of the Americas

New York, NY 10036

Any party hereto may, by notice to the other, change its address for receipt of notices hereunder.

9. General.

9.1 Governing Law. This Agreement shall be construed under and governed by the laws of the State of California, without reference to its conflicts of law principles.

9.2 Amendment; Waiver; Interpretation. This Agreement may be amended, modified, superseded, cancelled, renewed or and the terms hereof may be waived, only by a written instrument executed by all of the parties hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

9.3 Successors and Assigns. This Agreement shall be binding upon the Executive, without regard to the duration of her employment by the Company or reasons for the cessation of such employment, and inure to the benefit of her administrators, executors, heirs and assigns, although the obligations of the Executive are personal and may be performed only by him. This Agreement shall also be binding upon and inure to the benefit of the Company and its subsidiaries, successors and assigns, including any corporation with which or into which the Company or its successors may be merged or which may succeed to their assets or business.

9.4 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

9.5 Attorneys’ Fees. In the event that any action is brought to enforce any of the provisions of this Agreement, or to obtain money damages for the breach thereof, all expenses, including reasonable attorneys’ fees, shall be paid by the Company if the Executive is the prevailing party. If the Company is the prevailing party in such an action, each side will bear its own expenses, fees and costs.

9.6 Equitable Relief. As a condition of Executive’s employment, Executive will be required to execute the Company’s Arbitration Agreement (enclosed).

9.7 Entire Agreement. This Agreement and the Indemnification Agreement between Executive and Company dated as of March 31, 2005 including the exhibits and schedules hereto, constitutes the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, discussions, writings and agreements between them, including without limitation all prior versions of this Agreement and amendments thereto.

9.8 If it is subsequently determined that Section 409A of the Internal Revenue Code is applicable to any compensation or interests provided herein, the Executive and the Company agree to negotiate in good faith an amendment to this Agreement to the extent necessary to comply with or otherwise to avoid the twenty percent (20%) excise tax under Section 409A.

9.9 The Company agrees that if after submission to shareholders of the Parent, shareholder approval is not obtained on any matter on which shareholder approval is required herein, the Company shall in good faith use commercially reasonable best efforts to obtain shareholder approval of an arrangement which would provide the Executive with appropriate and competitive compensation for her service hereunder.

9.10 In the event that the vesting of the options or other equity awards granted to the Executive together with all other payments and the value of any benefit received or to be received by the Executive would result in all or a portion of such payment being subject to excise tax under Section 4999 of the Code, then the Executive’s payment shall be either (A) the full payment or (B) such lesser amount that would result in no portion of the payment being subject to excise tax under Section 4999 of the Code (the “Excise Tax”), whichever of the foregoing amounts, taking into account the applicable Federal, state, and local employment taxes, income taxes, and the Excise Tax, results in the receipt by the Executive, on an after-tax basis, of the greatest amount of the payment notwithstanding that all or some portion of the payment may be taxable under Section 4999 of the Code. All determinations required to be made under this Section 9.10 shall be made by the Company’s outside tax advisor immediately prior to the event triggering the payments that are subject to the Excise Tax, which firm must be reasonably acceptable to the Executive (the “Tax Advisor”). Company shall cause the Tax Advisor to provide detailed supporting calculations of its determinations to Company and the Executive. Notice must be given to the Tax Advisor within fifteen (15) business days after an event entitling the Executive to a payment under this Agreement. All fees and expenses of the Tax Advisor shall be borne solely by Company. The Tax Advisor’s determinations must be made with substantial authority (within the meaning of Section 6662 of the Code). For the purposes of all calculations under Section 280G of the Code and the application of Section 9.10, Company and the Executive hereby elect and agree to make all determination as to present value using one hundred twenty percent (120%) of the applicable Federal rate (determined under Section 1274(d) of the Code) compounded semiannually, as in effect on the date of this Agreement. Company agrees to reimburse the Executive (on an after-tax basis) up to $10,000 for her reasonable legal and other professional expenses of pursuing any reasonable contest, claim or cause of action (including any claim of tax refund) on her own behalf that may arise (notwithstanding the application of the foregoing provisions of this Section 9.10) as a result of (i) the Internal Revenue Service seeking to impose an Excise Tax on the Executive or (ii) Company (or any successor) withholding or seeking to withhold any Excise Tax from any payment or benefit to the Executive without her consent; provided, however, reimbursement will only be provided to Executive under subsections (i) or (ii) hereof if the Executive prevails (excluding a settlement).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SHOPPING.COM LTD		EXECUTIVE:

By:	/S/ MICHAEL EISENBERG	By:	/S/ LORRIE M. NORRINGTON
Name:	Michael Eisenberg		Lorrie M. Norrington
Title:	Chairman, Compensation Committee